Exhibit 99.1

Bob Evans Farms Closes on a $30 Million Mortgage of its Corporate Support Center

NEW ALBANY, Ohio – February 10, 2016 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced it closed on a $30 million mortgage of its corporate support center in New Albany, Ohio.

The mortgage has a ten-year term with a variable interest rate, initially set at 5.1 percent. Additional information concerning this transaction was filed by the Company today with the Securities and Exchange Commission and can be obtained at www.sec.gov.

Chief Administrative and Chief Financial Officer Mark Hood said, “I am pleased to announce closure of this transaction as it marks further progress toward completion of the real estate monetization initiatives we announced during the first fiscal quarter of 2016. As with the $51.6 million sale-leaseback transaction of two BEF Foods industrial properties completed in October 2015, and the anticipated closure on a $200 million sale-leaseback transaction of 145 Bob Evans Restaurants properties during the Company’s fourth fiscal quarter ending April 29, 2016, we expect to use the net proceeds from this mortgage to pay down revolver borrowings which funded $131.9 million of share repurchases through November 30, 2015, as part of the Company’s ongoing $250 million share repurchase authorization.

Hood continued, “The $200 million restaurant property sale-leaseback transaction is progressing as expected and we look forward to announcing completion of that transaction by the end of April 2016.”

Bank of America Merrill Lynch and JPMorgan Chase Bank, N.A served as underwriters on this transaction.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the

fiscal year ended April 24, 2015, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Any strategic transaction with respect to our headquarters or a portion of our restaurant real estate remains subject to evaluation by the Board and there can be no assurance if and when any such transaction will be undertaken or consummated. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the second fiscal quarter (October 23, 2015), Bob Evans Restaurants owned and operated 547 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

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